SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 1, 2009
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                               PACTIV CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)

 1-15157                                                              36-2552989
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(Commission File Number)                        (IRS Employer Identification No)


               1900 West Field Court, Lake Forest, Illinois 60045
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (847) 482-2000


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Item 8.01.        Other Events.

     In the Company's proxy statement dated April 1, 2009 (for its May 15, 2009, Annual Meeting of Shareholders), the Company disclosed that, in connection with the retirement of Andrew A. Campbell, the Company's Chief Financial Officer, on July 1, 2008, Mr. Campbell's years of service under the Company's Supplemental Executive Retirement Plan was increased so that his total years of service would be ten years. The Company wishes to clarify and expand such disclosure.

     The increase in Mr. Campbell's years of service was an increase in his years of vesting service only and not his years of benefit service. Mr. Campbell's benefit amount was calculated based on his actual years of service. Granting the additional years for vesting service allowed Mr. Campbell to be eligible for early retirement so his benefits would not be reduced as a result of his retirement before age 65. This had a cost to the Company of approximately $134,000 ($85,000 after tax). The Company's Compensation/Nominating/Governance Committee approved this benefit for Mr. Campbell after considering all of the circumstances related to Mr. Campbell's retirement. First, Mr. Campbell had a severance agreement that provided that if his employment was terminated for any reason other than cause, he would be granted severance equal to two years' base salary and targeted annual incentive, which would have been significantly more than the cost of granting him the additional vesting credit, but as part of Mr. Campbell's retirement package, it was agreed that no severance would be paid. Second, the cost savings to the Company of Mr. Campbell taking early retirement exceeded the cost of granting him the additional vesting credit so that he could take early retirement.


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                                   SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 1, 2009

PACTIV CORPORATION


By: /s/ Joseph E. Doyle
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    Joseph E. Doyle
    Vice President and General Counsel